AGREEMENT AND PLAN OF MERGER
among
AURIS SURGICAL ROBOTICS, INC.,
PINECO ACQUISITION CORP.
and
HANSEN MEDICAL, INC.
Dated as of April 19, 2016

TABLE OF CONTENTS
ARTICLE I
THE MERGER

Section 1.01 Section 1.02 Section 1.03 Section 1.04	The Merger Closing Effective Time Organizational Documents, Directors and Officers of the Surviving Corporation

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05 Section 2.06	Conversion of Securities Exchange of Certificates; Payment for Shares Treatment of Company Options, RSUs, Equity Plans and Company Warrants Dissenting Shares Withholding Rights Further Action

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01
Section 3.02
Section 3.03
Section 3.04
Section 3.05
Section 3.06
Section 3.07
Section 3.08
Section 3.09
Section 3.10
Section 3.11
Section 3.12
Section 3.13
Section 3.14
Section 3.15
Section 3.16
Section 3.17
Section 3.18
Section 3.19
Section 3.20
Section 3.21
Section 3.22
Section 3.23
Section 3.24
Section 3.25
Section 3.26
Section 3.27
Section 3.28
Section 3.29
Organization and Qualification; Subsidiaries
Capitalization
Authority
No Conflict; Required Filings and Consents
Permits; Compliance with Laws
Company SEC Documents; Financial Statements
Proxy Statement
Internal Controls and Disclosure Controls
Absence of Certain Changes
Undisclosed Liabilities
Litigation
Employee Benefits
Labor
Tax Matters
Properties
Environmental Matters
Intellectual Property
Material Contracts
Insurance
Opinion of Financial Advisor
Takeover Statutes
Vote Required
Brokers
Certain Business Practices
Company Products
Medical Devices
Transactions with Affiliates
Termination of Rights
Acknowledgment of No Other Representations or Warranties

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01 Section 4.02 Section 4.03 Section 4.04 Section 4.05 Section 4.06 Section 4.07 Section 4.08 Section 4.09 Section 4.10 Section 4.11
Organization
Authority
No Conflict; Required Filings and Consents
Information Supplied
Litigation
Capitalization and Operations of Sub; No Ownership of Company
Common Stock
Sufficiency of Funds
Brokers
Absence of Certain Arrangements
Acknowledgment of No Other Representations or Warranties
Investment Intention

ARTICLE V
COVENANTS

Section 5.01
Section 5.02
Section 5.03
Section 5.04
Section 5.05
Section 5.06
Section 5.07
Section 5.08
Section 5.09
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
Section 5.15
Section 5.16
Conduct of Business by the Company Pending the Merger
Agreements Concerning Parent and Sub
No Solicitation; Change of Company Recommendation
Proxy Statement; Stockholder Meeting
Access to Information
Appropriate Action; Consents; Filings
Public Announcements
Directors & Officers Indemnification and Insurance
Takeover Statutes
Employee Benefit Matters
Expenses
Notification of Certain Matters
Rule 16b-3 Matters
Resignations
Stockholder Litigation
Indebtedness

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01 Section 6.02 Section 6.03	Conditions to Obligations of Each Party to Effect the Merger Additional Conditions to Obligations of Parent and Sub Additional Conditions to Obligations of the Company

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Section 7.02 Section 7.03 Section 7.04	Termination Effect of Termination Amendment Waiver

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01 Section 8.02 Section 8.03 Section 8.04 Section 8.05 Section 8.06 Section 8.07 Section 8.08 Section 8.09 Section 8.10	Non-Survival of Representations and Warranties
Notices
Severability
Entire Agreement
Assignment
Parties in Interest
Mutual Drafting; Interpretation; Headings
Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury
Counterparts
Specific Performance
Annex I	Defined Terms

AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2016 (this “Agreement”), by and among Auris Surgical Robotics, Inc., a Delaware corporation (“Parent”), Pineco Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and Hansen Medical, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger” and together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, other than the Cancelled Shares and Dissenting Shares, will be converted into the right to receive the Merger Consideration in cash, without interest;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are in the best interests of Sub and its sole stockholder, (b) approved this Agreement and the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Sub adopt this Agreement;

WHEREAS, Parent, as sole stockholder of Sub, shall adopt this Agreement immediately following the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions are in the best interests of the Company and its stockholders (other than the Rollover Stockholders), (b) approved and declared advisable this Agreement and the consummation by the Company of the Transactions, and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the stockholders of the Company vote to adopt this Agreement and approve the Merger (the “Company Recommendation”);

WHEREAS, in order to induce Parent and Sub to enter into this Agreement and to consummate the Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company (including all directors and executive officers of the Company) are executing and delivering Voting Agreements in favor of Parent and Sub (the “Voting Agreements”), and the Company Board has approved the Voting Agreements;

WHEREAS, in order to induce Parent and Sub to enter into this Agreement and to consummate the Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering (a) that certain Series C Stock Purchase Agreement with Parent (the “Investment Agreement”), whereby each of such stockholders (each a “Rollover Stockholder”) has unconditionally agreed, immediately following the Effective Time, to acquire shares of preferred stock of Parent on the terms set forth therein, and (b) a General Release in favor of Parent, Sub, the Company and certain other persons (the “General Release”); and

WHEREAS, each of Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the properties, rights, privileges, immunities, powers, franchises, debts, liabilities, obligations and duties of Sub and the Company in accordance with Section 259 of the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place on a date to be designated by Parent which shall be the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of each of such conditions), or such other Business Day agreed to in writing by the parties. The Closing will take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, or at another place agreed to in writing by the parties.

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other later date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the Company Charter shall be amended to conform to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation and except for the incorporator of Sub), until amended in accordance with applicable Laws, and (ii) the Company By-laws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until, subject to Section 5.08, thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(c) Officers. From and after the Effective Time, the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive $4.00 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by the Company or any wholly-owned Company Subsidiary and all Shares owned of record by Parent or any of its wholly-owned Subsidiaries (such Shares, the “Cancelled Shares”) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or by reason of a stock dividend or stock distribution, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in immediately available funds, subject to the terms of the Investment Agreement, the aggregate amount of cash necessary to consummate the Merger (the “Exchange Fund”). For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of such stockholder or its Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent may be invested by the Paying Agent, as directed by Parent, but only in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 2.02, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than the second Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration with respect to each Share evidenced thereby. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered and shall be made promptly following the Effective Time without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the date 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. If any Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the Effective Time or (ii) the date immediately prior to the date on which the consideration that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Entity, then such consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the amount of cash into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such cash, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03 Treatment of Company Options, RSUs, Equity Plans and Company Warrants.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be cancelled for no consideration. From and after the Effective Time, no Company Option shall be exercisable, and no Company Option shall entitle the holder thereof to any payment in exchange therefor. Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 2.03(a) and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto.

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units (“RSUs”) with respect to Shares (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of restricted stock units subject to such RSU Award, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05). To the extent an RSU Award is subject to performance conditions, the number of RSUs that become vested pursuant to this Section 2.03(b) shall be determined (A) for RSU Awards with a performance period that by its terms has ended prior to the Effective Time, based on actual performance through the end of such performance period, and (B) for RSU Awards with a performance period that by its terms has not ended prior to the Effective Time, at 100% of target levels. Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 2.03(b) and to ensure that, from and after the Effective Time, holders of RSUs have no rights with respect thereto other than those specifically provided in this Section 2.03(b).

(c) Company Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Purchase Plan and all outstanding rights thereunder as of immediately prior to the Effective Time; provided, however, that from and after the date hereof, the Company shall take all actions necessary to ensure that no new “Offering” (as such term is defined in the Company Stock Purchase Plan) commences after the date hereof. If the Effective Time occurs during the Offering in effect as of the date of this Agreement, then such Offering shall terminate no later than the day immediately prior to the Effective Time, as determined by the Company (the “ESPP Termination Date”), and the Company shall cause the purchase date applicable to such Offering to accelerate and occur on the ESPP Termination Date with respect to any then-outstanding options.

(d) Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans and the Company Stock Purchase Plan shall terminate, and no further Company Options, RSUs or other rights with respect to Shares shall be granted thereunder.

(e) Parent Funding. At the Effective Time, to the extent necessary to enable the Surviving Corporation to pay its obligations under this Article II, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03. Parent shall cause the Surviving Corporation to pay through the Payroll Agent the applicable RSU Payments to the holders of Company RSUs, subject to Section 2.05.

(f) Treatment of Company Warrants. As the exercise price per Share of each Company Warrant is greater than the Merger Consideration, no provision is made in respect of Company Warrants. The Company shall take all actions as necessary prior to the Effective Time such that all Company Warrants will terminate and cease to be of any force or effect by no later than the Effective Time.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case to the extent permitted pursuant to the DGCL, such Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05 Withholding Rights. Each of Parent, Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of the Shares, Company Options and RSU Awards vested or cancelled in the Merger, such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (a) shall be remitted by the Surviving Corporation, Parent, Sub or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or RSU Awards in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent, as the case may be.

Section 2.06 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement, other than statements in the “Risk Factors” sections of any such filings (excluding statements of fact) and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings (excluding statements of fact), or (b) as disclosed in the separate disclosure letter that is being delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed only with respect to (x) the corresponding section or subsection in this Agreement and (y) any other section or subsection in this Agreement to which the relevance of such item is readily apparent), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each other jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.01(b) of the Company Disclosure Letter. The Company has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(c) The Company has Made Available to Parent true and complete copies of (i) the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (the “Company By-laws”), and the equivalent organizational documents of each of the Company Subsidiaries. Each of the Company Charter and the Company By-laws and each of such equivalent organizational documents of each of the Company Subsidiaries is in full force and effect, and neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of any of such documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 Shares and 10,000,000 shares of the Company’s preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of the close of business on the date that is one Business Day before the date of this Agreement (the “Specified Date”), (i) 18,989,280 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) no Shares were held in treasury. To the Company’s knowledge, the Company has not issued any Shares between the Specified Date and the date of this Agreement.

(b) As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for 1,937,287 Shares reserved for issuance pursuant to the Company Stock Plans (including 688,549 Shares for outstanding Company Options, 1,024,952 Shares for outstanding RSUs, 223,786 Shares reserved for issuance pursuant to the Company Stock Purchase Plan) and 6,079,284 Shares reserved for issuance pursuant to the exercise of Company Warrants.

(c) Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Company Options, RSUs, and Company Warrants including for each of them (as applicable) the holder, type of award, number of Shares, the applicable Company Stock Plan, grant date, vesting status, expiration date and exercise price with respect to Company Options and Company Warrants, as applicable, and in the case of Company Options, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Except for the foregoing, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company. There is no outstanding Company Option and no outstanding Company Warrant with respect to which the exercise price per Share is less than the Merger Consideration. To the Company’s knowledge, the Company has not issued any Company Options, RSUs or Company Warrants between the Specified Date and the date of this Agreement.

(d) As of the date of this Agreement, except for the Company Options, RSUs and Company Warrants referred to in Section 3.02(b) and Section 3.02(c) and the related award agreements, there are no outstanding or existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries, (iii) preemptive right, right of participation, right of maintenance or any similar right granted by the Company relating to any capital stock of the Company, (iv) Company Common Stock subject to any right of first refusal in favor of the Company, (v) Company Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares, (vi) Contract pursuant to which the Company is or may become obligated to repurchase, redeem or otherwise acquire any outstanding Shares or other securities, (vii) voting trusts or similar agreements to which the Company is a party with respect to the voting of any Company Common Stock, or (viii) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Options and RSU Awards were granted by the Company, and the forms of all award agreements evidencing such Company Options and RSU Awards. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.

(f) The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements. Except for the Company Warrants, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(g) All outstanding Shares, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(h) None of the Shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with the Company or under which the Company has any repurchase rights.

(i) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Shares.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representation and warranty contained in the last sentence of Section 4.06(b), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board, and, subject to the obtaining of the Company Stockholder Approval, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has unanimously (i) adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions, (iii) determined that this Agreement and the Transactions are in the best interests of the Company and its stockholders (other than the Rollover Stockholders), (iv) recommended that the stockholders of the Company vote to adopt this Agreement and approve the Merger, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other Transactions, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c) Prior to the execution of the Voting Agreements, the Company Board approved the Voting Agreements and the matters contemplated thereby for purposes of Section 203 of the DGCL. The Company Board has taken, and during the Pre-Closing Period the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation the Merger and the other Transactions or by the Voting Agreements.

Section 3.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that the Company Stockholder Approval and all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clause (iii), as contemplated by Section 2.03; and (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Company Subsidiary or that otherwise relates to the business of the Company or any Company Subsidiary or to any of the assets owned or used by the Company or any Company Subsidiary.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) to the extent required, the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Securities Act or the Exchange Act, (v) filings as may be required under the rules and regulations of NASDAQ, (vi) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (viii) any other consents, approvals, authorizations or Permits of, or filings or registrations with or notifications to, any Governmental Entity where the failure to obtain such other consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, licenses, certificates, franchises, variances, exemptions, approvals, orders, qualifications, registrations and clearances granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law and rights under any Contract with any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect. The Company and each Company Subsidiary is, and at all times has been, in compliance with the terms and requirements of such Permit. Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit. No Governmental Entity has at any time challenged in writing the right of the Company to design, manufacture, offer or sell any product or service.

(b) The Company and each of the Company Subsidiaries have been and are in compliance with all Laws in all material respects applicable to the Company, the Company Subsidiaries and their respective businesses and activities. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary an intention to conduct any such investigation. Neither the Company nor any Company Subsidiary has received any written notice (or to the knowledge of the Company other communication) from any Governmental Entity or other person or otherwise obtained knowledge regarding any actual or possible violation of, inquiry or investigation relating to or failure of the Company or any Company Subsidiary, or any Company Representatives, to comply with any Law in any material respect, or any actual or possible violation by any person of, or failure by any person to comply with, any Law relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing, in each case other than any violation, inquiry, investigation or failure to comply that has been resolved.

Section 3.06 Company SEC Documents; Financial Statements.

(a) The Company has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. The Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). There are no unconsolidated Subsidiaries of the Company.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified by the Company or identified in writing by the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(c) The Company’s auditor has at all relevant times been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d) Section 3.06(d) of the Company Disclosure Letter lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any Company Subsidiary since January 1, 2012. The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(e) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(f) The Company is in compliance with the applicable rules and regulations of NASDAQ, and has not received any written notice asserting any non-compliance therewith.

Section 3.07 Proxy Statement. The proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information regarding Parent or Sub supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.08 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.09 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, from January 1, 2016 through the date of this Agreement, the operations and businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects.

(b) From January 1, 2016 through the date of this Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(c) From January 1, 2016 through the date of this Agreement:

(i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company or any Company Subsidiary (whether or not covered by insurance);

(ii) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements;

(iii) except as set forth in Section 3.02(c) of the Company Disclosure Letter, the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security, except for Company Common Stock issued upon the valid exercise of outstanding Company Options, the settlement of RSUs or the purchase of shares under the Company Stock Purchase Plan; (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any other instrument convertible into or exchangeable for any capital stock or other security;

(iv) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting other than in connection with the Transactions, under: (i) any provision of any of the Company Stock Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(v) there has been no amendment to the Company Charter or the Company By-Laws, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) the Company has not: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(vii) except in the ordinary course of business and consistent with past practices, and except for any Company Contract listed in Section 3.18(b) of the Company Disclosure Letter that is identified therein with an execution date on or after January 1, 2016, neither the Company nor any Company Subsidiary has: (i) entered into, become bound by or permitted any of the assets owned or used by it to become bound by any Company Contract that constitutes a Company Material Contract; or (ii) amended or terminated, waived or exercised any material right or remedy under, any Company Contract that constitutes a Company Material Contract;

(viii) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(ix) the Company has not: (i) made any pledge of any of its assets; or (ii) otherwise permitted any of its assets to become subject to any Lien, except for pledges of or Liens with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(x) the Company has not: (i) lent money to any Person (other than advancements of travel expenses or other out-of-pocket expenses to employees in the ordinary course of business); or (ii) incurred or guaranteed any Indebtedness (other than Indebtedness for reimbursement of expenses made in the ordinary course of business);

(xi) the Company has not: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(xii) there has been no violation of, and neither the Company Board nor any committee of the Company Board has granted any waiver with respect to, the Company’s Code of Business Conduct and Ethics;

(xiii) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP or applicable Law;

(xiv) the Company has not made any material Tax election;

(xv) the Company has not commenced, been served with, received a written notice (or to the knowledge of the Company other communication) with respect to or settled any Proceeding to which it is or was a party, and no event, change or circumstance with respect to any Proceeding has occurred or arisen that requires accrual of liability pursuant to GAAP;

(xvi) the Company has not taken any action described in any of the provisions included in Section 5.01(a) through Section 5.01(bb);

(xvii) the Company has not agreed or committed to take any of the actions referred to in clauses (i) through (xv) above.

Section 3.10 Undisclosed Liabilities(i) . Neither the Company nor any of the Company Subsidiaries has, or is subject to, any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto or, to the Company’s knowledge as of the date of this Agreement, other material liabilities or obligations, other than liabilities and obligations (a) disclosed, reserved against or provided for in the condensed consolidated balance sheet of the Company as of December 31, 2015 (the “Most Recent Balance Sheet”) or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2015, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the Transactions, or (d) that have been discharged or paid in full.

Section 3.11 Litigation.

(a) There is no pending Proceeding, and, to the knowledge of the Company, no person has threatened to commence any Proceeding: (i) that involves the Company or any Company Subsidiary or any of the assets owned or used by the Company or any Company Subsidiary, which would, individually or in the aggregate, involve more than $100,000 or otherwise be material to the Company and the Company Subsidiaries, taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions.

(b) There is no Order to which the Company or any Company Subsidiary, or any of the assets owned or used by the Company or any Company Subsidiary, is subject. To the knowledge of the Company, no officer or other key employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary.

Section 3.12 Employee Benefits.

(a) The Company has Made Available to Parent accurate and complete copies of all material employee manuals, handbooks and policy statements relating to the employment of Company Associates.

(b) To the knowledge of the Company, no employee of the Company or any Company Affiliate is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that reasonably would be expected to have a material effect on the business or operations of the Company or any Company Affiliate or, following the Merger, Parent or any of its Subsidiaries.

(c) Neither the Company nor any Company Affiliate is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by the Company or any Company Affiliate. To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees. There is no labor dispute, strike or work stoppage pending against the Company or any Company Affiliate or, to the knowledge of the Company, threatened or reasonably anticipated that could interfere materially with the business activities of the Company or any Company Affiliate. Neither the Company nor any Company Affiliate has committed any unfair labor practice in connection with the operation of its business that would reasonably be expected to result in a material liability. There are no material actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to result in a material liability to the Company or any Company Affiliate.

(d) None of the current or former independent contractors of the Company or any Company Affiliate should be reclassified as an employee, except as would not reasonably be expected to result in a material liability.

(e) The Company has Made Available to Parent accurate and complete copies of each material Company Employee Plan and each material Company Employee Agreement. The Company does not intend, and the Company has not committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of Section 409A of the Code and any other applicable Law, in each case as previously disclosed to Parent in writing or as required by this Agreement). All Foreign Plans of the Company and the Company Subsidiaries are identified as such in Section 3.12(e) of the Company Disclosure Letter.

(f) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, each Foreign Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports/filings, if any, required under applicable Law in connection with each Company Employee Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan assets, if any, for each Company Employee Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Law with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Associate relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would reasonably be expected to result in any material liability to the Company or any Company Affiliate; (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan since January 1, 2012; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g) The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, each Foreign Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Law. No material oral or written representation or commitment with respect to any Company Employee Plan or Foreign Plan has been made to any employee of the Company and Company Affiliates by an authorized employee of the Company and Company Affiliates that is not materially in accordance with the written or otherwise preexisting terms of such Company Employee Plan or Foreign Plan and that would reasonably be expected to result in material liability to the Company and Company Affiliates. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code. Each Company Employee Plan intended to be tax qualified under applicable Law is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan and would reasonably be expected to result in material liability to the Company or any Company Affiliates. There are no claims or Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than the benefits provided under such Company Employee Plan and applicable administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan that would reasonably be expected to result in material liability to the Company or any Company Affiliates. Neither the Company nor any Company Affiliate has ever incurred any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Law. The Company and each of the Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Plan and Foreign Plan, and the Company Stock Plan and Company Stock Purchase Plan can be amended, terminated or otherwise discontinued after the date of amendment, termination or discontinuation in accordance with its terms, with no more than thirty (30) days advance notice without liability to Company, any Subsidiary, or Parent (except for benefits accrued as of the Effective Time under or are otherwise protected under Section 411(d) of the Code or Section 204(g) of ERISA, and other than ordinary administration expenses typically incurred in a termination event).

(h) Neither the Company nor any Company Affiliate has at any time since January 1, 2012 maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. There are no liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(i) No Company Employee Plan, Foreign Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law or during any period in which such Person is entitled to severance benefits. Other than commitments made that involve no future costs to the Company and Company Affiliates, neither the Company nor any Company Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Law or during any period in which such Person is entitled to severance benefits.

(j) Except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Merger or any of the other Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Foreign Plan, Company Employee Agreement or other Company Contract, trust or loan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code: or (iii) the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).

(k) With respect to each “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005, in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008, (iii) as to any such plan in existence prior to January 1, 2005, and not subject to Section 409A of the Code, such plan has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 or has been modified to comply to the requirements of Section 409A of the Code. There is no written or unwritten agreement, plan, arrangement or other contract or commitment by which the Company or any of the Company Subsidiaries is bound to compensate any Person for taxes, penalties or interest paid or payable pursuant to Section 409A of the Code.

(l) The Company and each of the Company Affiliates: (i) is, and at all times since January 1, 2012 has been, in compliance in all material respects with all applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of other applicable Law; (ii) has withheld and reported in all material respects all amounts required by applicable Law or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with the Law applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy, other than routine claims for benefits under any such policy.

(m) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(n) To the knowledge of the Company, no Company Associate is obligated under any Contract or subject to any Order of any court or other Governmental Entity that would interfere with such Company Associate’s efforts to promote the interests of the Company or the interests of Parent or any of its Subsidiaries following the Merger or that would interfere with the businesses of the Company or any Company Affiliate or the business of Parent or any of its Subsidiaries following the Merger. None of: (i) the execution and delivery of this Agreement or the Voting Agreements, (ii) the carrying on of the business of the Company or any Company Affiliate or the business of Parent or any of its Subsidiaries following the Merger, and (iii) any activity of any Company Associate in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted or the business of Parent or any of its Subsidiaries following the Merger will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under, any Contract by which any Company Associate is now bound.

(o) There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than routine travel advances made to employees in the ordinary course of business.

(p) To the knowledge of the Company, no executive officer of the Company or other employee of the Company at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with the Company; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with the Company’s business.

Section 3.13 Labor. As of the date of this Agreement, there is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union.

Section 3.14 Tax Matters.

(a) Each income and other material Tax Return required to be filed by or on behalf of the Company and each Company Subsidiary with respect to any taxable period ending before the Effective Time (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Laws. All income and other material Taxes of the Company and each Company Subsidiary (whether or not shown on the Company Returns) due before the Effective Time have been or will be paid before the Effective Time. The Company and each Company Subsidiary has (i) timely withheld and timely paid all material Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person and (ii) to the Company’s knowledge, complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law). There are no material unsatisfied liabilities of the Company or any Company Subsidiary (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Company or any Company Subsidiary and with respect to which adequate reserves for payment have been established on the Most Recent Balance Sheet).

(b) No Company Return is currently or has been within the last five years the subject of any examination or audit by any Governmental Entity. No currently effective extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice (or to the knowledge of the Company other communication) that the Company Return will be subject to an audit that has not commenced.

(c) No claim or Proceeding with respect to Tax is pending or, to the knowledge of the Company, has been threatened against or with respect to the Company or any Company Subsidiary. There are no liens for material Taxes upon any of the assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable.

(d) Neither the Company nor any Company Subsidiary has been, and neither the Company nor any Company Subsidiary will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) Section 3.14(e)(i) of the Company Disclosure Letter sets forth each country or state (or similar jurisdiction outside the United States) in which the Company or any Company Subsidiary files, is required to file or has been required to file an income Tax Return or is or has been liable for any income Taxes. Section 3.14(e)(ii) of the Company Disclosure Letter sets forth all countries in which the Company or any Company Subsidiary has a permanent establishment (as such may be defined in an applicable treaty with the United States) or operates or conducts business through a branch. No written claim has ever been received by the Company or any Company Subsidiary from any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no agreements relating to allocating or sharing of Taxes to which the Company or any Company Subsidiary is a party. Neither the Company nor any Company Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by the Company or any Company Subsidiary with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.14(f), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Company Subsidiary and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company or any Company Subsidiary in the ordinary course of business shall be disregarded.

(g) Neither the Company nor any Company Subsidiary has, since January 1, 2012, been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) Neither the Company nor any Company Subsidiary is or has, within the last five years, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company or any Company Subsidiary may be subject, other than the affiliated group of which the Company is the common parent. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract (other than any contract, the principal subject matter of which is not Taxes) or otherwise.

(j) The Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Company and each Company Subsidiary for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company since January 1, 2012. The Company has disclosed on its federal income Tax Returns all positions that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or any similar Law.

(k) Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Law.

(l) The Company has Made Available to Parent an analysis under Section 382 of the Code.

(m) Section 3.14(m) of the Company Disclosure Letter sets forth a complete and accurate list of any entity owned in whole or in part by the Company or any Company Subsidiary for which a “check-the-box” election under Section 7701 of the Code has been made.

(n) The Company is not, and no Company Subsidiary is or has ever been, a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(o) Neither the Company nor any Company Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(p) None of the transactions between the Company or any Company Subsidiary (or other related party) is subject to any material adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any corresponding or similar provision of federal, state, local or foreign Tax Law.

(q) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any Governmental Entity with respect to the Company or any Company Subsidiary.

(r) The Company and each Company Subsidiary is in compliance with all material terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Entity, and the consummation of the Merger and the other Transactions will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

Section 3.15 Properties. Section 3.15 of the Company Disclosure Letter sets forth an accurate and complete list of each real property lease pursuant to which the Company or any Company Subsidiary leases real property from any other Person. (All real property leased to the Company or any Company Subsidiary, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Leased Real Property.”) There is no Proceeding pending, and to the knowledge of the Company no Proceeding has been threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present ownership, use or operation of any Leased Real Property. Neither the Company nor any Company Subsidiary owns any real property. All material items of equipment and other material tangible assets owned by or leased to the Company (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company and the Company Subsidiaries in the manner in which such businesses are currently being conducted.

Section 3.16 Environmental Matters.

(a) The Company and each Company Subsidiary is in material compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and in the three years preceding the date of this Agreement none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law.

(b) Neither the Company nor any Company Subsidiary has received any written notice (or to the knowledge of the Company other communication) of, and to the knowledge of the Company there are no, Hazardous Substances present in, at, on, under any of the real property leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise, that, in either case, would reasonably be expected to result in a material liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Section 3.17 Intellectual Property.

(a) The Company has Made Available to Parent the name of each Company Product that is currently being manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of the Company or any Company Subsidiary, or that the Company or any Company Subsidiary currently supports or maintains or is obligated to support or maintain, or that is currently under development by or for the Company or any Company Subsidiary (whether or not in collaboration with another person). Section 3.17(a) of the Company Disclosure Letter actually identifies and describes:

(i) in Section 3.17(a)(i) of the Company Disclosure Letter: (A) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) all Proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) relating to each item of Registered IP required to be listed in (A) above; and (D) any other person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(ii) in Section 3.17(a)(ii) of the Company Disclosure Letter, each Company Contract (including any Company Contract entered into in settlement or avoidance of litigation) pursuant to which any Intellectual Property Rights or Intellectual Property is licensed or otherwise provided (but not assigned) to the Company or any Company Subsidiary (other than software license agreements for any third-party software that is generally available on standard terms or is licensed under an Open Source License); and

(iii) in Section 3.17(a)(iii) of the Company Disclosure Letter, each Company Contract pursuant to which any person has been granted any license under, or otherwise has received or acquired any right or interest in, any Company Owned IP.

(b) The Company has Made Available to Parent a complete and accurate copy of each of the following Company Contracts:

(i) any Contract or terms and conditions for the sale, lease, license or provisioning of any Company Product (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise);

(ii) any purchase or supply Contract for the sale to the Company or any Company Subsidiary of any part or component of any Company Product;

(iii) any reseller, sales representative or distribution Contract for the sale or distribution of any Company Product;

(iv) the standard form of all Contracts with any Company Associate containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and

(v) the standard form of all consulting or independent contractor Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or pertaining to the design or development of any Company Product.

(c) The Company (or a Company Subsidiary) exclusively owns all right, title and interest to and in the Company IP (other than: (i) Intellectual Property Rights licensed to the Company or any Company Subsidiary, as identified in Section 3.17(a)(ii) of the Company Disclosure Letter; and (ii) Intellectual Property Rights or Intellectual Property licensed to the Company or any Company Subsidiary that is generally available on standard terms or is licensed under an Open Source License) free and clear of any Liens (other than licenses granted pursuant to the Contracts listed in Section 3.17(a)(iii) of the Company Disclosure Letter). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company or any Company Subsidiary in the Company Owned IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(ii) each Company Associate who is or was involved in the creation or development of any Company Owned IP has signed an agreement containing (A) an assignment of Intellectual Property Rights to the Company or the Company Subsidiary for which such Company Associate is or was an employee or independent contractor and (B) confidentiality provisions reasonably protecting the Company IP;

(iii) the Company and each Company Subsidiary owns or otherwise has valid rights or licenses to the Company IP and after the Closing the Surviving Corporation will continue to own or otherwise have valid rights or licenses to the Company IP as necessary to conduct the business of the Company and Company Subsidiaries as currently conducted;

(iv) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP that is material to the business of the Company and the Company Subsidiaries as currently conducted;

(v) neither the Company nor any Company Subsidiary is bound by, and no Company Owned IP is subject to, any settlement, Proceeding, Order or stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of the Company or any Company Subsidiary to use, transfer, license, exploit, assert or enforce any Company Owned IP or that may have a material adversely effect on the validity of any Company Owned IP;

(vi) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP that is material to the business of the Company and the Company Subsidiaries as currently conducted;

(vii) the Company and each Company Subsidiary has taken all reasonable steps to maintain the confidentiality of and otherwise protect its rights in, all confidential information owned by the Company or any Company Subsidiary and Company and each Company Subsidiary has not disclosed to any third party any confidential information that is material to the business of the Company and the Company Subsidiaries as currently conducted, except under and subject to written and enforceable agreements binding such third party to maintain the confidentiality of such confidential information;

(viii) neither the Company nor any Company Subsidiary has assigned or otherwise transferred to any other person ownership of, or, except as set forth in the Company Contracts listed or required to be listed in Section 3.17(a)(iii) of the Company Disclosure Letter, granted an exclusive license to or agreed to grant an exclusive license to, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right that is material to the business of the Company and the Company Subsidiaries as currently conducted; and

(ix) the Company or a Company Subsidiary owns or otherwise has valid licenses to, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company and the Company Subsidiaries as currently conducted or as currently proposed to be conducted.

(d) All Company Owned IP, and to Company’s knowledge, all other Company IP is, valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) all filings, payments and other actions required to be made or taken to maintain the Company Owned IP, and to Company’s knowledge, all Company IP, in full force and effect have been made by the applicable deadline;

(ii) all Company Products that embody any invention covered by one or more Patents owned by the Company or any Company Subsidiary have been properly marked in accordance with applicable Patent marking laws;

(iii) except as listed in Section 3.17(d)(iii) of the Company Disclosure Letter, to the knowledge of the Company, no Trademark used by the Company or any Company Subsidiary infringes any Trademark owned by any other person;

(iv) no application for a Patent or for a Copyright, mask work or Trademark registration or any other type of Registered IP and included within the Company Owned IP, or, to the Company’s knowledge, any other Company IP in each case that is material to the business of the Company as currently conducted, has been abandoned or allowed to lapse by the Company, any Subsidiary Company or, to the knowledge of Company, by any Third Party, and all documents and instruments necessary to perfect the rights of the Company in any such item of material Company Owned IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(v) no interference, opposition, reissue, reexamination or other Proceeding of any nature with respect to Company Owned IP, or, to Company’s knowledge, any other Company IP, in each case that is material to the business of the Company as currently conducted is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any such material Company Owned IP or other Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(vi) with respect to Company Owned IP and, to the Company’s knowledge, other Company IP, there is no reasonable basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Entity that any Company Owned IP or other Company IP, in each case that is material to the business of the Company or any Company Subsidiary as currently conducted, is invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement or the Voting Agreements, nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other person the right or option to cause, impose or declare: (i) a loss of, or Lien on, any Company Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) a breach, modification, cancellation, termination or suspension of any Company Contract listed or required to be listed in Section 3.17(a)(iii) of the Company Disclosure Letter; (iv) the release, disclosure or delivery of any source code of any software that is Company IP to a third party by any escrow agent or any other person; (v) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any Company Owned IP; or (vi) any restriction on pursuing any claim or enforcing Company Owned IP or any other restriction, including any noncompetition restriction, on the operation or scope of the business of the Company or any Company Subsidiary as currently conducted. Subject to the provisions of the Company Contracts listed or required to be listed in Section 3.17(a)(iii) of the Company Disclosure Letter, all Company Owned IP is and after the consummation of the Merger or any of the other Transactions will be fully transferable, alienable and licensable without material restriction and without any material payment of any kind to any person.

(f) To the knowledge of the Company, no person has infringed, misappropriated or otherwise violated, and no person is currently infringing, misappropriating or otherwise violating, any Company Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted.

(g) Neither the business of the Company or any Company Subsidiary as currently conducted nor any of the Company Products infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates, nor to the Company’s knowledge, since January 1, 2012, has any Company Product infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other person.

(h) No claim or Proceeding alleging that the business of the Company or any Company Subsidiary or any of the Company Products infringes or misappropriates (or has infringed or misappropriated) the Intellectual Property Rights of any other person is pending or, to the knowledge of the Company, threatened against: (i) the Company or any Company Subsidiary; or (ii) any person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Company Subsidiary with respect to such claim or Proceeding (including any claim or Proceeding that has been settled, dismissed or otherwise concluded).

(i) Except for the obligations of the Company and Company Subsidiaries to indemnify customers, manufacturers, distributors, resellers, licensees and sales representatives against third party infringement claims based on Company Products or products, software or components incorporated therein that are contained in Company Contracts entered into in the ordinary course of business, neither the Company nor any Company Subsidiary has assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other person with respect to any infringement, misappropriation or similar claim relating to the Intellectual Property Rights of any other person.

(j) To the knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary as currently conducted is pending has been threatened, except for any such claim or Proceeding that, if adversely determined, would not have a material adverse effect on: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company or any Company Subsidiary; or (B) the manufacturing, distribution, sale or support of any Company Product.

(k) The Company has complied in all material respects with all Company Privacy Policies and, to the knowledge of the Company, with all applicable Laws pertaining to privacy, user data, or Personal Data in connection with the operation of the business of the Company or any Company Subsidiary as currently conducted. None of (i) the execution, delivery, or performance of this Agreement or the Stockholder Agreement, (ii) the consummation of the Merger or any of the other Transactions, or (iii) Parent’s possession or use of any user data, will result in any violation of any Company Privacy Policy or, to the knowledge of the Company, any applicable Law pertaining to privacy or Personal Data.

(l) Section 3.17(l) of the Company Disclosure Letter lists all of the Software included in the existing Company Products. Other than Open Source Software and third party software that is generally available on standard terms, no Company Software contained in the existing Company Products contains or is derived from any programming code that is owned (or claimed to be owned) by any third party.

(m) None of the Company Software contained in any existing Company Product incorporates, is integrated or bundled with, links to, or is otherwise used with Open Source Software in a manner that would require as a condition of distribution of such Company Software that such Company Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of such Company Software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Company Software. The Company has taken commercially reasonable steps to identify Open Source Software contained in the Company Software incorporated in the existing Company Products.

Section 3.18 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.

(b) Other than the Contracts described in Section 3.18(a) and any Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has Made Available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that:

(i) relates to a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $250,000 (except for such Indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries, guarantees by the Company of Indebtedness of any of the Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary);

(iii) that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or is a Contract with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(iv) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any material business of the Company and the Company Subsidiaries, taken as a whole;

(v) would materially restrict the ability of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business that is material to Parent or its Subsidiaries or in any geographic territory that is material to Parent and its Subsidiaries;

(vi) obligates the Company to make any capital commitment or expenditure in excess of $250,000;

(vii) that relates to the disposition or acquisition by the Company of a business unit or material amount of assets outside the ordinary course of business;

(viii) (A) other than set forth in Section 3.02(c) of the Company Disclosure Letter, that relates to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) that provides any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company or any Company Subsidiary any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(ix) that relates to any currency hedging, swap or other financial derivative, material credit facility, outstanding letter of credit or bank guarantee;

(x) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.18(b)(ii)); or

(xi) that, if a breach or termination by any party of such Contract occurred, would reasonably be expected to have or result in a Company Material Adverse Effect.

Each Contract described in Section 3.18(a) and any of the foregoing subsections of Section 3.18(b) is referred to in this Agreement as a “Company Material Contract.” Without limiting the foregoing, each of the White Oak Agreement and the Forbearance Agreement shall be considered a Company Material Contract for all purposes of this Agreement.

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract in any material respect, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, except as disclosed below in this Section 3.18(c). To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract in any material respect. There does not exist any “Default” or “Event of Default” under (and as such terms are defined in) the White Oak Agreement, other than as of the date of this Agreement the Specified Events of Default (as defined in the Forbearance Agreement), and the Forbearance Effective Date has occurred under the Forbearance Agreement as a result of the satisfaction by the Company of all of the Forbearance Conditions Precedent thereunder. As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or any of the other Transactions will result in any breach of or default under the terms of any Company Material Contract.

Section 3.19 Insurance. The Company has Made Available to Parent a copy of all Insurance Policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries. Each of such Insurance Policies is in full force and effect. Since January 1, 2012, neither the Company nor any Company Subsidiary has received any (a) written notice regarding any actual or possible cancellation or invalidation of any such Insurance Policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such Insurance Policy. There is no pending workers’ compensation or other material claim under or based upon any Insurance Policy. With respect to each Proceeding that has been filed since January 1, 2012 against the Company or any Company Subsidiary, the Company has provided written notice of such Proceeding to the appropriate insurance carrier(s), if any, and, no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company or any Company Subsidiary of its intent to do so.

Section 3.20 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of Perella Weinberg Partners LP, to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, $4.00 per share of Company Common Stock in cash to be paid to the holders of Shares (other than the Rollover Stockholders) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be made available to Parent solely for informational purposes after the execution of this Agreement, and it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Sub.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representation contained in the last sentence of Section 4.06(b), either no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) or none of the restrictions on business combinations contained in any such Takeover Statute is applicable to this Agreement or any of the Transactions.

Section 3.22 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Stockholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company By-laws, or otherwise) of the holders of capital stock of the Company to adopt this Agreement and approve the transactions contemplated hereby (including the Merger) (the “Company Stockholder Approval”).

Section 3.23 Brokers. No broker, finder or investment banker other than Perella Weinberg Partners LP is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Perella Weinberg Partners LP.

Section 3.24 Certain Business Practices. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any Company Subsidiary, has violated or operated in noncompliance with, in any material respect, any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the knowledge of the Company, neither the Company nor any Company Subsidiary nor any such director, officer, employee or agent has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) made, accepted or received any other unlawful contribution, payment, expenditure or gift; or (d) violated or operated in noncompliance with, in any material respect, any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations, embargo regulations or similar Law. The Company has established reasonable internal controls and procedures to ensure compliance with the FCPA.

Section 3.25 Company Products.

(a) Each Company Product sold, leased, licensed, delivered, installed, provided or otherwise made available by the Company or a Company Subsidiary or accepted by any customer of the Company or a Company Subsidiary since January 1, 2012 conformed and complied in all material respects with the terms and requirements of any applicable warranty and with all applicable Laws. No Company Product has ever been the subject of any recall or other similar action of any Governmental Entity.

(b) Since January 1, 2012, no customer or other Person has asserted, continued to assert or threatened to assert any claim against the Company or any Company Subsidiary under or based upon any warranty provided by or on behalf of the Company or any Company Subsidiary.

(c) Since January 1, 2012, neither the Company nor any Company Subsidiary has received any written notice indicating that any supplier (including any manufacturing partner, foundry or component supplier), reseller, sales representative or distributor that is material to the operation of the business of the Company and the Company Subsidiaries as currently conducted intends or expects to cease dealing with the Company or any Company Subsidiary.

(d) None of the Company Products is subject to, and neither the Company nor any Company Subsidiary is bound by, any Contract that materially limits or restricts the ability of the Company or any Company Subsidiary to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

Section 3.26 Medical Devices. Without limiting the generality of Section 3.25:

(a) Each product and product candidate that is subject to the Food and Drug Regulations or similar Laws in any domestic or foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of the Company Subsidiaries (each such product or product candidate, a “Medical Device”) is being or has been developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the Food and Drug Regulations or similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. Except as set forth in Section 3.26(a) of the Company Disclosure Letter, none of the Company Products has been, is required to be or is in the process of being registered, approved or cleared under the rules or regulations of the FDA or similar regulatory body in the United States or outside the United States (whether voluntarily or otherwise). The Company has not received any notice or other communication from the FDA or any other Governmental Entity: (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Company Product; or (B) otherwise alleging any violation applicable to any Medical Device by the Company or any of the Company Subsidiaries of any Law.

(b) As to each Medical Device for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been cleared or approved, the Company is in compliance in all material respects with 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 812 or 814, respectively, and similar Laws and all terms and conditions of such applications. As to each Medical Device, the Company, and the manager, employees, consultants or agents of the Company, have included in the application for such Medical Device, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct when made. In addition, the Company is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws.

(c) No article of any Medical Device manufactured and/or distributed by the Company is or was at the time of distribution (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or similar Laws).

(d) Neither the Company, nor any officer, consultant, or, to the knowledge of the Company, agent or distributor of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company, nor any officer, consultant or, to the knowledge of the Company, agent, of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company, nor any officer, consultant or, to the knowledge of the Company, agent of the Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

(e) The Company has not received any notice or other written communication that the FDA or any other Governmental Entity has: (A) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device; (B) commenced, or threatened to initiate, any action to enjoin production of any Medical Device; or (C) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged. The Company has not received a warning letter or Section 305 notice from the FDA or any similar notice from any similar Governmental Entity.

(f) The Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Entity that any of the Company Products are defective or fail to meet any applicable standards promulgated by any such Governmental Entity. The Company has obtained, in all countries where it is marketing or has marketed any Company Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Company Products currently or previously marketed by the company in such countries.

(g) The Company has identified and Made Available to Parent all material information relating to the regulation of the Company Products, including licenses, registrations, approvals, permits, device listing, inspections, product recalls and product actions, audits and its ongoing field tests and clinical studies.

Section 3.27 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between January 1, 2012 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.28 Termination of Rights. Between January 1, 2016 and the date of this Agreement, the Company has not terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which the Company is or was a party or under which the Company has or had any rights.

Section 3.29 Acknowledgment of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, none of Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning Parent or Sub or the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of Parent and Sub has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so incorporated, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions. Parent has made available to the Company accurate and complete copies of the currently effective certificate of incorporation and bylaws, including all amendments thereto. Parent is not in violation of its certificate of incorporation.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Sub (which adoption shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both) any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound), except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions and (B) any such conflicts, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) to the extent required, the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Securities Act or the Exchange Act; (v) compliance with any applicable international, federal or state securities “blue sky” Laws; and (vi) any other consents, approvals, authorizations or Permits of, or filings or registrations with or notifications to, any Governmental Entity where the failure to obtain such other consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04 Information Supplied. None of the information regarding Parent or Sub supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, Parent is the record and beneficial owner of all outstanding shares of the capital stock of Sub, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.

(b) As of the date of this Agreement, except with respect to the Voting Agreements, none of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Sufficiency of Funds. Parent has, and at the Closing Parent will have, sufficient available funds to pay the aggregate cash amounts payable by it under Article II and any other cash amounts payable by it or the Surviving Corporation pursuant to, or in connection with the Transactions, subject to the terms of the Investment Agreement, including any obligations of the Surviving Corporation described in this Agreement that become due or payable by the Surviving Corporation in connection with, or as a result of, the Transactions, including all indebtedness for borrowed money, and payment of all fees and expenses related to the foregoing.

Section 4.08 Brokers. No broker, finder or investment banker other than PJT Partners is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.09 Absence of Certain Arrangements. Other than as contemplated by this Agreement, the Voting Agreements and the Investment Agreement, as of the date hereof, there are no Contracts between Parent or Sub, on the one hand, and any party to the Investment Agreement or any officer of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time.

Section 4.10 Acknowledgment of No Other Representations or Warranties. Each of Parent and Sub acknowledges and agrees that except for the representations and warranties contained in Article III as modified by the Company Disclosure Letter, none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions.

Section 4.11 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or as required by any other provision of this Agreement or required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ, unless Parent shall otherwise agree in writing: (i) the Company will, and will cause each Company Subsidiary to, conduct its business and operations: (a) in the ordinary course and in accordance with past practices; and (b) in compliance in all material respects with all applicable Laws; (ii) the Company shall use its commercially reasonable efforts to preserve intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with the Company; and (iv) the Company shall promptly notify Parent in writing of (A) any written notice or other communication of which the Company has knowledge from any person alleging that the Consent of such person is or may be required in connection with any of the Transactions, and (B) any Proceeding commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting the Company that relates to the consummation of the Merger or any of the other Transactions. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ, the Company shall not, and shall not permit any Company Subsidiary to, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (which consent solely in the case of clauses (j), (l), (m), (n), (u), (v), (z), (aa) and (bb) below shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or the Company By-laws;

(b) issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options and options granted under the Company Stock Purchase Plan, Company Warrants and the vesting of RSUs, in each case outstanding as of the date of this Agreement or otherwise permitted to be granted hereunder;

(c) sell or otherwise dispose of any properties or non-cash assets with a value in excess of $150,000 in the aggregate, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the Company Subsidiaries or between or among the Company Subsidiaries or (ii) sales or dispositions made in the ordinary course of business;

(d) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(e) other than (i) in the case of Company Subsidiaries, (ii) in connection with the exercise of any outstanding Company Options or Company Warrants permitted by the terms of such Company Options or Company Warrants, or the payment of related withholding Taxes, by net exercise, or Tax withholdings on the vesting or payment of RSUs or (iii) the purchase of shares pursuant to existing “10b5-1” plans, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(g) make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets), other than any acquisitions for consideration that is individually not in excess of $150,000, or in the aggregate not in excess of $300,000;

(h) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with transactions permitted pursuant to Section 5.01(g), (ii) Indebtedness among the Company and any wholly-owned Company Subsidiaries or among wholly-owned Company Subsidiaries, (iii) for any guarantees by the Company of Indebtedness of any wholly-owned Company Subsidiaries or guarantees by wholly-owned Company Subsidiaries of Indebtedness of the Company or any other wholly-owned Company Subsidiaries and (iv) with respect to any Indebtedness not in accordance with clauses (i) through (iii), for any Indebtedness not to exceed $300,000 in the aggregate principal amount outstanding at any one time;

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than any Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $150,000 in the aggregate and (ii) in connection with transactions permitted pursuant to Section 5.01(g);

(j) except to the extent required by Law or the terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.10: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(k) except in each case to the extent required by Law, file any Tax Return inconsistent with past practice, make any Tax election inconsistent with past practice, settle or compromise any material Tax Proceeding, claim or assessment with respect to any Tax or Tax-related matter, amend or file a claim for refund with respect to any Company Returns, enter into or obtain any Tax ruling, enter into any Tax allocation, sharing or indemnity agreement relating to Taxes, consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, or take any action that would reasonably be expected to have a material and adverse impact on the Tax liability of the Company or any Company Subsidiary;

(l) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity of competent jurisdiction;

(m) make any capital expenditures that in the aggregate exceed $300,000;

(n) settle or compromise any Proceeding or series of Proceedings other than settlements or compromises of Proceedings that do not, individually or in the aggregate, involve the payment of more than $150,000 (net of any amount covered by insurance or indemnification) in excess of the amount reserved on the latest consolidated balance sheet of the Company in respect of such Proceedings, as set forth in the Company SEC Documents, and do not involve any material injunction or non-monetary relief on the Company or any of the Company Subsidiaries;

(o) amend or waive any of its rights under, or accelerate the vesting (other than in connection with any of the Transactions to the extent contemplated by this Agreement or as required under the applicable Contract existing as of the date of this Agreement) under, any provision of any of the Company Stock Plans or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and disclosed in writing to Parent;

(p) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(q) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract other than expiration of any Company Material Contract in accordance with its terms; provided, however, that notwithstanding the foregoing, except as specifically provided in the last sentence of this Section 5.01, the Company shall not amend or terminate, or waive or exercise any material right or remedy under, or agree to any additional payment (other than the Forbearance Prepayment (as defined in the Forbearance Agreement) and the forbearance fee of $150,000, each as set forth in the Forbearance Agreement) under, the White Oak Agreement or the Forbearance Agreement without the prior written consent of Parent;

(r) grant any exclusive license or right with respect to any Company IP;

(s) except to the extent described in Section 5.01(s) of the Company Disclosure Letter, enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any person following the Merger any actual or potential right or license to any Intellectual Property Right owned as of the date of this Agreement by the Company or Parent;

(t) enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or Parent;

(u) other than in the ordinary course of business consistent with past practices, enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract providing for future purchases of components, supplies or finished goods from any person providing contract manufacturing or other component manufacturing or aggregation services for future payment in excess of $300,000;

(v) acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, lease or license any right or other asset to any other person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(w) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other Indebtedness;

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Liens that do not materially detract from the value of such assets or materially impair the operations of the Company;

(y) establish, adopt or amend any investment policy of the Company, make any investment that is inconsistent with any investment policy of the Company or make any investment in any mortgage-backed securities;

(z) commence any Proceeding other than Proceedings commenced for the routine collection of bills;

(aa) pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of this Agreement), except that the Company may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company will be payment of money in an amount not to exceed $150,000 individually and not to exceed $300,000 in the aggregate for all such claims during the Pre-Closing Period;

(bb) agree or commit to take any of the actions described in any of the foregoing clauses of this Section 5.01.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary in this Agreement, the Company may, without Parent’s consent, amend the Forbearance Agreement solely to extend the Forbearance Expiration Date thereunder if the Effective Time has not occurred prior to the Forbearance Expiration Date.

Section 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Sub.

Section 5.03 No Solicitation; Change of Company Recommendation.

(a) (i) The Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company’s directors, officers, investment bankers and counsel (collectively, the “Company Representatives”) to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal, (ii) except as permitted by this Section 5.03, the Company shall not, shall cause the Company Subsidiaries to not, and shall direct all Company Representatives not to, initiate, solicit or knowingly encourage or facilitate the submission of any Competing Proposal or Acquisition Inquiry, and (iii) except as permitted by this Section 5.03, the Company shall not, shall cause the Company Subsidiaries to not, and shall direct all Company Representatives not to, (A) furnish any non-public information regarding the Company or any Company Subsidiary to any third party in connection with or in response to a Competing Proposal or Acquisition Inquiry, (B) participate in any discussions or negotiations with any third party with respect to any Competing Proposal or Acquisition Inquiry, (C) amend or waive any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which the Company is a party or under which the Company has any rights, (D) approve, endorse or recommend any Competing Proposal or (E) enter into any letter of intent or similar document or any Contract contemplating or providing for any Competing Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Company Representative that, if taken by the Company would constitute a breach of this Section 5.03, shall be deemed to constitute a breach of this Section 5.03 by the Company (whether or not such Company Representative is purporting to act on behalf of the Company).

(b) If the Company or any Company Representative receives a Competing Proposal or an Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day or, if less, 48 hours, after receipt of such Competing Proposal or Acquisition Inquiry) advise Parent’s chief financial officer and outside counsel in writing by email of such Competing Proposal or Acquisition Inquiry (including the identity of the person making or submitting such Competing Proposal or Acquisition Inquiry and the material terms thereof) and provide Parent with copies of all documents relating thereto provided to the Company by or on behalf of the Person making the Competing Proposal or Acquisition Inquiry to the Company or any Company Representative. The Company shall promptly (and in no event later than 24 hours after any material change to such material terms) inform Parent in writing with respect to any material change to any of the material terms of such Competing Proposal or Acquisition Inquiry, and provide Parent with copies of all documents relating thereto provided to the Company by or on behalf of the Person making the Competing Proposal or Acquisition Inquiry to the Company or any Company Representative.

(c) Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company receives a bona fide written Competing Proposal (that is not withdrawn) from a third party with respect to which the Company has provided to Parent any notifications required by Section 5.03(b), (ii) neither the Company nor any Company Subsidiary or Company Representative shall have breached in any material respect any of the provisions set forth in this Section 5.03, and (iii) the Company Board or a duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person, and (y) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent.

(d) Except as set forth in Section 5.03(e) or Section 5.03(f), neither the Company Board nor any committee thereof shall (i) adopt, authorize, approve or recommend any Competing Proposal, (ii) withhold, modify or amend, in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement (any action set forth in the foregoing clause (i) or clause (ii), a “Change of Company Recommendation”) or (iii) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Company Board or a duly authorized committee thereof may make a Change of Company Recommendation in connection with a Competing Proposal if:

(i) a Competing Proposal is made to the Company by a third party and such Competing Proposal is not withdrawn;

(ii) neither the Company nor any Company Subsidiary or Company Representative shall have breached in any material respect any of the provisions set forth in this Section 5.03;

(iii) the Company shall have received from the third party making such Competing Proposal a form of definitive agreement providing for the consummation of the transaction contemplated by such Competing Proposal that such third party has indicated in writing it is prepared to immediately enter into with the Company (the “Proposed Definitive Agreement”);

(iv) the Company Board or a duly authorized committee thereof determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), (x) that such Competing Proposal constitutes a Superior Proposal and (y) that in light of such Competing Proposal, the failure to withdraw or modify the Company Recommendation in a manner adverse to Parent or Sub would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law;

(v) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall identify the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Company Board is considering making a Change of Company Recommendation under applicable Law shall constitute a Change of Company Recommendation), including as an attachment the Proposed Definitive Agreement relating to such Superior Proposal, and stating that the Company intends to enter into the Proposed Definitive Agreement relating to such Superior Proposal;

(vi) during the four-day period commencing on the date of Parent’s receipt of such Notice of Change of Recommendation (as such period may be extended as provided below), the Company shall have made the Company Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Competing Proposal that is the subject of the Notice of Change of Recommendation ceases to be a Superior Proposal; and

(vii) any written proposal made by Parent or Sub to amend this Agreement or enter into an alternative transaction during the negotiations described in clause (vi) above shall have been considered by the Company Board or a duly authorized committee thereof in good faith, and, after the expiration of the negotiation period described in clause (vi) above, the Company Board or a duly authorized committee thereof determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), (x) that such Competing Proposal still constitutes a Superior Proposal and (y) that in light of such Competing Proposal, the failure to withdraw or modify the Company Recommendation in a manner adverse to Parent or Sub would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that, in the event of any amendment to the financial or other material terms of such Competing Proposal, the Company shall be required to deliver to Parent a new Notice of Change of Recommendation (including as attachments thereto a copy of the new Proposed Definitive Agreement relating to such amended Competing Proposal and copies of any related documents), and the negotiation period described in clause (vi) above shall be extended by an additional three days from the date of Parent’s receipt of such new Notice of Change of Recommendation.

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Time, the Company Board or a duly authorized committee thereof may make a Change of Company Recommendation other than in connection with a Superior Proposal if:

(i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances (or if such material or fundamental development or material and fundamental change in circumstances occurred or arose on or prior to the date of this Agreement, the material consequences of which were not known to the Company Board as of the date of this Agreement and only become known to the Company Board prior to the Effective Time) that relates to the Company but does not relate to any Competing Proposal (as to which Section 5.03(e) shall apply) (any such material development or material change in circumstances unrelated to an Competing Proposal being referred to as an “Intervening Event”);

(ii) the Company did not expect and could not have reasonably expected that such Intervening Event could occur or arise after the date of this Agreement;

(iii) the Company Board or a duly authorized committee thereof determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that, in light of such Intervening Event, the failure to withdraw or modify the Company Recommendation in a manner adverse to Parent or Sub would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law;

(iv) the Company provides Parent a Notice of Change of Recommendation, which notice shall describe the Intervening Event (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Company Board is considering making a Change of Company Recommendation under applicable Law shall constitute a Change of Company Recommendation);

(v) during the four-day period commencing on the date of Parent’s receipt of such Notice of Change of Recommendation, the Company shall have made the Company Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or an alternative transaction in such a manner that obviates the need for withdrawing the Company Recommendation or otherwise effecting a Change of Company Recommendation; and

(vi) any written proposal made by Parent or Sub to amend this Agreement or enter into an alternative transaction during the negotiations described in clause (v) above shall have been considered by the Company Board or a duly authorized committee thereof in good faith, and, at the end of such four day period, the Company Board or a duly authorized committee thereof reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that the failure to withdraw or modify the Company Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to the Company by Parent or Sub to amend this Agreement or enter into an alternative transaction as a result of the negotiations contemplated by clause (v) above).

(g) Nothing contained in this Section 5.03 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” communication pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that (x) unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.03 to the extent applicable to such disclosure, and (y) the Company acknowledges that any such disclosure (other than a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act) may constitute a Triggering Event, and that any such disclosure shall be subject to the other terms and provisions of this Agreement.

Section 5.04 Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it and Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, Sub or any of their respective affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.04(a), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”). Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (iii) to the extent required by applicable Law. Subject to Section 5.03, the Company Board shall recommend that the Company’s stockholders approve this Agreement, and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement.

Section 5.05 Access to Information1.1 . From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books, records, Tax Returns, work papers and other documents and information thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (ii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures.

Section 5.06 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly seek to obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event with respect to the filings required under the HSR Act within five Business Days after the date on which Parent notifies the Company in writing that such filings are required, which notification must be made (if at all) not later than June 30, 2016, make and not withdraw (without the consent of both Parent and the Company) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (iv) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

(b) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company and the Company Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

(c) Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; (iii) respond as promptly as practicable to (x) any inquiries or requests received from the FTC or the Antitrust Division for additional information or documentation and (y) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Entity in connection with antitrust or related matters, and (iv) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding.

(d) Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, neither Parent nor Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or the Surviving Corporation in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Effective Time), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Transactions.

Section 5.07 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, and thereafter, except with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.08 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.08.

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that if such D&O Insurance is not available at a cost of less than 250% of the annual premium paid by the Company in 2015 for the Company’s existing directors’ and officers’ liability insurance policy, Parent and the Surviving Corporation shall only be required to purchase as much coverage as is available for such amount.

(c) Continuation. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(d) Benefit. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their heirs, executors or administrators) without the consent of the Indemnified Party (including the heirs, executors or administrators) affected thereby.

(e) Non-Exclusivity. The provisions of this Section 5.08 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.08, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Transactions, to take all action necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transactions.

Section 5.10 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each a “Company Employee”)), in each case, in accordance with their terms as in effect as of the date hereof, and as may have been amended in accordance with Section 5.01(j), including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), subject to the right of Parent and the Surviving Corporation to amend such plans, policies, programs, agreements and arrangements in accordance with the terms thereof or as otherwise permitted by Law.

(b) For purposes of determining eligibility to participate, level of benefits and vesting (but not for purposes of benefit accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.10, (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee or (iv) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent.

(e) Unless otherwise requested by Parent in writing at least 10 days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Effective Time written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Parent shall cause any plan maintained by Parent or one of its affiliates that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code to accept rollovers of distributions from the Company 401(k) Plan, including rollovers of outstanding participant loans.

Section 5.11 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses of the Paying Agent in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.12 Notification of Certain Matters. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the Company obtaining knowledge of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement, to the extent that, to the Company’s knowledge, such event, condition, fact or circumstance causes or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement, if such event, condition, fact or circumstance would cause the condition set forth in Section 6.02(a) not to be satisfied; (ii) the Company obtaining knowledge of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement, to the extent that, to the Company’s knowledge, such event, condition, fact or circumstance would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, if such event, condition, fact or circumstance would cause the condition set forth in Section 6.02(a) not to be satisfied; and (iii) any material breach of any covenant or obligation of the Company set forth in this Agreement that would cause the condition set forth in Section 6.02(b) not to be satisfied. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Proceeding commenced or, to the Company’s knowledge, threatened against or with respect to the Company or any Company Subsidiary. No notification given to Parent pursuant to this Section 5.12 or any information or knowledge obtained pursuant to Section 5.05 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 5.13 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company and each Company Subsidiary from their position as such (but not as an employee, if applicable), effective as of the Effective Time.

Section 5.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Transactions, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent, not to be unreasonably withheld in the case of any such compromise or settlement that does not involve any of the following: (a) any cash settlement payments in excess of $500,000 in the aggregate paid by the Company or payable by Parent; (b) any agreement by the Company or any Company Subsidiary to take any other action other than the amendment of the Proxy Statement or any other filing with the SEC; or (c) any restriction on the conduct by the Company or any Company Subsidiary of its business or operations.

Section 5.16 Indebtedness. At or promptly following the Effective Time, Parent shall pay, or provide the Surviving Corporation with the funds and cause the Surviving Corporation to pay in full all of the Company’s obligations under that certain Amended and Restated Loan and Security Agreement, dated as of August 23, 2013, among the Company, as borrower, the entities from time to time party thereto as lenders, and White Oak Global Advisors, LLC (“White Oak”), as agent (the “White Oak Agreement”).

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, and no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect; provided, however, that the condition in this Section 6.01(b) shall not be available to any party (i) whose failure to fulfill its obligations pursuant to Section 5.06 results in the failure of the condition to be satisfied or (ii) in connection with or as a result of any Law by any non-U.S. Governmental Entity pursuant to or under any Antitrust Law.

(c) Antitrust Approval. If Parent shall have provided to the Company the notification described in Section 5.06(a)(ii), the waiting period (and any extensions thereof) with respect to any filings applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.02 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) All of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.09(b), Section 3.21, Section 3.22 and Section 3.23), without regard to any materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.21, Section 3.22 and Section 3.23), without regard to any materiality (other than the Company Material Adverse Effect qualifier in Section 3.01(a)) contained within such representations and warranties, shall be true and correct in all material respects; and (iii) the representations and warranties of the Company set forth in Section 3.09(b) shall be true and correct in all respects; in the case of each of clause (i), clause (ii) and clause (iii), both (x) as of the date of this Agreement and (y) as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a) and Section 6.02(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

(e) No Pending Proceedings. There shall not be pending any Proceeding by any Governmental Entity having authority over Parent, Sub or the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions.

(f) White Oak Agreement and Forbearance Agreement. Since the date of this Agreement, neither White Oak nor any of the lenders under the White Oak Agreement or the Forbearance Agreement shall have exercised any of the rights and remedies available to any of them under either of such agreements upon the occurrence and during the continuance of an Event of Default (as defined in the White Oak Agreement) or as a result of the Company breaching or being in default of any of the covenants, agreements or other provisions of the Forbearance Agreement, including an Announced Transaction Default (as defined therein), including any exercise of any of the Lenders’ Default Rights and Remedies (as defined in the Forbearance Agreement), other than solely delivering notice of the Event of Default or other breach or default to the Company pursuant to the White Oak Agreement or the Forbearance Agreement as a result of any breach or alleged breach by the Company of the White Oak Agreement or the Forbearance Agreement, any Event of Default or alleged Event of Default under the White Oak Agreement, or any Announced Transaction Default or other default under the Forbearance Agreement.

(g) Investment Agreement and General Release. None of the Rollover Stockholders shall have invalidated or terminated the Investment Agreement or any of the General Releases, other than with the prior written consent of Parent.

Section 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. All of the representations and warranties of Parent and Sub contained in this Agreement, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the Merger and the other Transactions; in the case of each of such representations, both (x) as of the date of this Agreement and (y) as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. Each of Parent and Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b) and certifying that, as of the Closing, Parent has sufficient available funds to pay the aggregate cash amounts payable by it under Article II, subject to the terms of the Investment Agreement, and the amount payable pursuant to Section 5.16.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before the date that is six months after the date of this Agreement (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose material breach of any representation, warranty or covenant under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the Outside Date;

(c) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or any permanent restraining order, permanent injunction or other permanent order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction, remain in effect and become final and non-appealable;

(e) by Parent, if any Triggering Event shall have occurred;

(f) by the Company in order to enter into a Proposed Definitive Agreement with respect to a Superior Proposal if the Company Board or a duly authorized committee thereof shall have effected a Change of Company Recommendation pursuant to Section 5.03(e) in order to enter into such agreement and the Company shall have otherwise fully complied with the provisions of Section 5.03(e);

(g) by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in this Agreement or (B) the Company has failed to perform its covenants contained in this Agreement, in either case, such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; or

(h) by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations contained in this Agreement or (B) Parent or Sub fails to perform its covenants contained in this Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) Section 3.29, Section 4.10, the penultimate sentence of Section 5.05, this Section 7.02 and Article VIII shall survive the termination of this Agreement and remain in full force and effect, and (ii) subject to Section 3.29 and Section 4.10, the termination of this Agreement shall not relieve any party from any liabilities or damages incurred or suffered by another party as a result of such first party’s fraud or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee, within two Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee;

(ii) by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) before obtaining the Company Stockholder Approval, and (A) after the date hereof and prior to the Company Stockholder Approval a Competing Proposal shall have been publicly disclosed and not withdrawn, and (B) within 12 months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any transaction described in the definition of “Competing Proposal” and such transaction is subsequently consummated, then the Company shall pay to Parent or its designee, contemporaneously with the consummation of such transaction, the Company Termination Fee; provided, however, that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”; and

(iii) by Parent or the Company pursuant to Section 7.01(b), and (A) at the time of such termination the condition set forth in Section 6.02(f) has not been satisfied, and (B) at the time of such termination each of the other conditions set forth in Sections 6.01 and 6.02 (other than any conditions that are only subject to being satisfied at the Closing) have been satisfied or waived by Parent, then the Company shall within two Business Days after such termination pay to Parent a nonrefundable cash amount equal to the aggregate amount of all reasonable and documented out-of-pocket fees and expenses paid, payable or otherwise incurred by Parent in connection with this Agreement and the Transactions (including with respect to due diligence, the negotiation of this Agreement and all related documents and instruments and all matters relating or incident thereto).

(c) If the Company fails to pay when due any amount payable under Section 7.02(b), then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.02, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

(d) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b).

Section 7.03 Amendment. Subject to Section 5.08(d), this Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that after the Company Stockholder Approval has been obtained, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Auris Surgical Robotics, Inc.

125 Shoreway Road, Suite D

San Carlos, California 94070

Attention: David Styka, Chief Financial Officer

Facsimile: 650-837-0267

with a copy to (for information purposes only):

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Fax: (650) 494-0792
Email: modonnell@mofo.com
Attention: Michael J. O’Donnell

If to the Company:

Hansen Medical, Inc.

800 E. Middlefield Road

Mountain View, California 94043

Attention: Cary Vance, Chief Executive Officer

Facsimile: 650-404-5901

with a copy to (for information purposes only):

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, California 94304
Fax: (650) 565-7100
Email: sflanagan@sidley.com
Attention: Sharon R. Flanagan

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, the Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, provided that Parent may transfer or assign its rights and delegate its obligations hereunder, in whole or in part, to any of its Subsidiaries at any time and, after the Effective Time, to any person. No transfer or assignment by any party shall relieve such party of any of its obligations hereunder. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest. Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, and (b) Section 5.08, which shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The parties further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties may be subject to waiver by the parties in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that service of process upon such party in any such Proceeding shall be effective if given in accordance with Section 8.02 or such other manner as may be permitted by applicable Law, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(c).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AURIS SURGICAL ROBOTICS, INC.

By: /s/ Frederic H. Moll
Name: Frederic H. Moll
Title: Chief Executive Officer

PINECO ACQUISITION CORP.

By: /s/ David Styka
Name: David Styka
Title: Chief Financial Officer

HANSEN MEDICAL, INC.

By: /s/ Cary G. Vance
Name: Cary G. Vance
Title: President & CEO

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a third person that submitted an unsolicited Competing Proposal that contains confidentiality, standstill and nonsolicitation terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to a Competing Proposal.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in San Francisco, California or New York, New York.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Affiliate” means any person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Company Associate” means any current employee, independent contractor, consultant or director of or to the Company or any Company Affiliate and any former employee, independent contractor, consultant or director of or to the Company or any Company to whom the Company or any such Affiliate has any current or future obligations.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any Company Subsidiary is a party; (b) by which the Company or any Company Subsidiary or any Company IP or any other asset of the Company or any Company Subsidiary is bound or under which the Company has any obligation; or (c) under which the Company or any Company Subsidiary has any right or interest.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

“Company Employee Plan” means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Foreign Plans shall not be considered Company Employee Plans.

“Company IP” means: (a) all Intellectual Property and Intellectual Property Rights in or to any Company Product; and (b) all other Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that, is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or the ability of the Company to consummate any of the Transactions; provided, however, that subject to the next sentence, none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) any Effect directly arising from the entry into or the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions; (b) changes in general economic or political conditions or the securities, credit or financial markets in the United States or elsewhere in the world, including any such changes affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on NASDAQ; (d) any development or change in applicable Law, GAAP or accounting standards or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is required by this Agreement; (f) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (g) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or any of the Transactions and relating to allegations of breach of fiduciary duty of the Company Board relating to its approval of this Agreement or from allegations of false or misleading public disclosure by the Company with respect to this Agreement; or (h) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period ending on or after the date of this Agreement. Notwithstanding any of the foregoing, it is understood and agreed that: (x) the exceptions in clause (h) above shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (g)) from being taken into account in determining whether a Company Material Adverse Effect has occurred); (y) any Effect underlying, causing or contributing to any litigation of the type referred to in clause (g) above may constitute, and may be taken into account in determining whether there has been or would be, a Company Material Adverse Effect; and (z) with respect to clauses (b), (d) and (f) above, such Effects shall be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means Company IP owned by the Company or any Company Subsidiary.

“Company Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Privacy Policy” means each external or internal, past or current privacy policy of the Company or any Company Subsidiary, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Company or any Company Subsidiary; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

“Company Product” means any product (including any system, platform, switch, router, equipment, module, tool, subassembly, part or component), software or service: (a) the Company or any Company Subsidiary manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of the Company or any Company Subsidiary; (b) that the Company or any Company Subsidiary currently supports or is obligated to support or maintain; or (c) currently under development by or for the Company or any Company Subsidiary (whether or not in collaboration with another person).

“Company Software” means all Software included in the Company IP.

“Company Stock Plans” means (i) the Company’s 2002 Stock Option Plan and (ii) the Company’s 2006 Equity Incentive Plan, as amended.

“Company Stock Purchase Plan” means the Company’s 2006 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means $3,325,000.

“Company Warrants” means the Company’s warrants to purchase shares of Company Common Stock.

“Competing Proposal” means, other than the Transactions, any offer, proposal, inquiry or indication of interest from any person (other than Parent, Sub or any of their respective affiliates) relating to (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing at least 15% of the outstanding securities of any class of voting securities of the Company; (iii) immediately following the closing of which the holders of Shares immediately prior to such closing continue to hold 85% or less of the outstanding securities of any class of voting securities of the Company or any successor or resulting corporation; or (iv) in which the Company issues securities representing at least 15% of the outstanding securities of any class of voting securities of the Company, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that (i) constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company or (ii) represent 15% or more of the value of the Company; or (c) any liquidation or dissolution of the Company.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent dated November 6, 2015.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Company Permit).

“Contract” means any written, oral or other agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase or sale order) to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.

“DOL” means the United States Department of Labor.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, occupational safety and health in respect of Hazardous Substances or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Forbearance Agreement” means that certain Forbearance Agreement dated as of the date of this Agreement among the Company, the entities party to the White Oak Agreement as lenders, and White Oak.

“Foreign Plan” means any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Entity outside the United States to which the Company is required to contribute or under which the Company has or may have any material liability, (b) Employee Plan that is subject to any of the Laws of any jurisdiction outside the United States or (c) Employee Plan that covers any Company Associate whose services are or have been performed primarily outside of the United States, but in each case excluding any plan, program or arrangement administered by a Governmental Entity pursuant to which the Company’s only financial obligation is to make periodic contributions or premium payments.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); and any self-regulatory organization (including NASDAQ).

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to non-monetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property” means algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), circuit designs and assemblies, IP cores, net lists, photomasks, mask works, layouts, architectures or topology, network configurations and architectures, gate arrays, logic devices, mechanical designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, boards and other devices, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, moral rights and mask works; (b) Trademark and trade name rights and similar rights; (c) Trade Secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) Internet domain names; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, (a) with respect to the Company, (i) the actual knowledge of any of the members of the Company Board, any executive officers of the Company and any of the additional individuals listed in Section 1.1 of the Company Disclosure Letter, and (ii) any knowledge that any of such individuals would have obtained if such individual had performed his or her duties in a manner reasonably expected of someone holding the position such individual holds with the Company, and (b) with respect to Parent, (i) the actual knowledge of any of the members of the board of directors of Parent or any executive officers of Parent, and (ii) any knowledge that any of such individuals would have obtained if such individual had performed his or her duties in a manner reasonably expected of someone holding the position such individual holds with Parent.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation or Order.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Any statement in this Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that (a) such information, document or material was contained in the registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents filed or furnished by the Company with the SEC prior to the execution of this Agreement, (b) such information, document or material was made available by the Company for review for a reasonable period of time by Parent or Parent’s representatives prior to the execution of this Agreement in the virtual data room maintained by the Company with RR Donnelley Venue in connection with the Transactions (it being understood that a document that was only made available for review in the virtual data room in the 48 hours prior to the execution of this Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room), and with respect to such information, document or material available in the virtual data room, Parent and Parent’s representatives had passworded access to such information, document or material throughout such period of time, or (c) such information, document or material was directly provided by the Company to Parent or Parent’s representatives prior to the execution of this Agreement.

“NASDAQ” means the NASDAQ Stock Market.

“Open Source License” means any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

“Open Source Software” means Software that is distributed under an open source license approved as an open source license by the Open Source Initiative located at www.opensource.org/licenses.

“Order” means any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Entity.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith, and for which, in each case, appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, and (h) such other Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Registered IP” means all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Entity, including all Patents, registered Copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer programs and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in source code or object code, including libraries, subroutines, user interfaces and other components thereof.

“Subsidiary” of any person means another person, of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal changed to 50%) made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company’s stockholders from a financial point of view than the Transactions.

“Tax” and “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, by contract or otherwise.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Treasury Regulation” means any regulation promulgated under the Code.

A “Triggering Event” shall be deemed to have occurred if: (i) Company Board shall have made a Change of Company Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Recommendation or shall have failed to include in the Proxy Statement a statement to the effect that Company Board has determined and believes that the Merger is fair to and in the best interests of the Company’s stockholders (other than the Rollover Stockholders); (iii) following the public disclosure or public announcement of a Competing Proposal or an Acquisition Inquiry, the Company Board fails to reaffirm publicly the Company Recommendation within five Business Days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the Company Board shall have publicly approved, endorsed or recommended any Competing Proposal; (v) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Competing Proposal (other than an Acceptable Confidentiality Agreement); or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have publicly issued, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Cancelled Shares	Section 2.01(a)(ii)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(d)
Closing	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company By-laws	Section 3.01(c)
Company Charter	Section 3.01(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employees	Section 5.10(a)
Company Financial Statements	Section 3.06(a)
Company Material Contract	Section 3.18(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Recommendation	Recitals
Company Representatives	Section 5.03(a)
Company Returns	Section 3.14(a)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.22
Company Stockholder Meeting	Section 5.04(c)
Company 401(k) Plan	Section 5.10(e)
D&O Insurance	Section 5.08(b)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
ERISA	Section 3.12(a)
ESPP Termination Date	Section 2.03(c)
Exchange Fund	Section 2.02(a)
FCPA	Section 3.24
General Release	Recitals
Indemnified Liabilities	Section 5.08(a)
Indemnified Party	Section 5.08(a)
Intervening Event	Section 5.03(f)(i)
Investment Agreement	Recitals
Leased Real Property	Section 3.15
Medical Device	Section 3.26(a)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Most Recent Balance Sheet	Section 3.10
Notice of Change of Recommendation	Section 5.03(e)(v)
Outside Date	Section 7.01(b)
Parent	Preamble
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Pre-Closing Period	Section 5.01
Proceeding	Section 3.11
Proposed Definitive Agreement	Section 5.03(e)(iii)
Proxy Statement	Section 3.07
RSUs	Section 2.03(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.06(a)
Shares	Section 2.01(a)(i)
Social Security Act	Section 3.26(d)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Transactions	Recitals
Voting Agreements	Recitals
White Oak	Section 5.16
White Oak Agreement	Section 5.16